Exhibit 99.1

B&G Foods Elects Robert D. Mills to the Board of Directors

PARSIPPANY, N.J., March 13, 2018 — B&G Foods, Inc. (NYSE: BGS) announced today that its Board of Directors has elected Robert D. Mills to the Board of Directors.  The election, which is effective immediately, increases the size of B&G Foods’ Board to nine members, including seven independent directors.  Mr. Mills was also added to the Board’s Nominating and Governance Committee and Risk Committee.

Dennis M. Mullen, Chairman of the Board’s Nominating and Governance Committee, said “We are very pleased to have Rob Mills join us.  We are confident that Rob will complement the existing strengths of our Board and provide additional executive leadership experience and an in-depth understanding of information technology, cybersecurity and e-commerce that will greatly benefit B&G Foods and all of our stockholders.”

Rob Mills currently serves as Senior Vice President, Chief Information and Strategy Officer for Tractor Supply Company (NASDAQ: TSCO), a position he has held since 2014.  Prior to that, Mr. Mills was the Chief Information Officer of Ulta Beauty Inc. (NASDAQ: ULTA) from 2011 to 2014 and Vice President, Online Chief Information Officer of Sears Holding Corp. (NASDAQ: SHLD) from 2005 to 2011.  Mr. Mills also serves as an independent board member of OneSight, a non-profit corporation.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Cream of Wheat, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, Mrs. Dash, New York Style, Ortega, Pirate’s Booty, Polaner, SnackWell’s, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Contacts:

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